Exhibit 99.1

FDCTech Completes Transformative Acquisition of Genesis Financial, Inc.

The acquisition of Genesis Financial is a step-change in creating a diversified global financial services company with annualized revenue of $15 million and well-positioned for long-term growth through FDCTech’s proprietary Condor trading infrastructure, complementary multi-jurisdiction regulatory licenses, proven executive team, and pipeline of potential acquisitions.

Irvine, CA: June 07, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech company with a full suite of digital financial services solutions, today announced that it had entered into a purchase agreement (“Agreement”) under which the Company will acquire up to 100% equity interest in Genesis Financial, Inc. (“GFNL”) in a stock-for-stock transaction.

Under the terms of the Agreement, GFNL shareholders will receive 70,000,000 shares of the Company, representing an equity value of approximately $35 million based on a $0.50 per share price. The board of directors of each of the Company and GFNL has approved the transaction. Accordingly, the GFNL board recommended that GFNL stockholders approve the transaction and adopt the merger agreement effective June 2, 2021. The GFNL stockholders voted all of GFNL shares in favor of the transaction at the special meeting. Under the Agreement, the Company entered into a voting agreement with certain stockholders of GFNL common stock. Accordingly, the GFNL shares subject to the Agreement represent approximately 96% of the current outstanding equity interest and voting power of the GFNL common stock.

The acquisition highlights include but not limited to:

●	Topline growth with annualized forecasted revenue run-rate of over $15 million in fees from wealth management and tax/accounting advisory business.

●	Advising $540 million funds under advisement (FUA) and managing $62 million funds under management (FUM) through approximately 114 licensed advisers and implementing the digital platform.

●	Access to the Australian Financial Services License (AFSL) enables the Company to provide a wide variety of financial services, including but not limited to financial product advice for various asset classes and deal in financial products with retail and wholesale clients.

●	Access to the Australian Credit License (ACL) enables the Company to provide aggregator, mortgage, and finance broker services for various loans, leases, and credit card services.

●	Access to the Australian wealth management market, which is the fourth-largest in the world valued at over $2.1 trillion, and other Association of Southeast Asian Nations (ASEAN), a group of ten nations with favorable trade and regulatory relationships with Australia.

●	A platform to execute the Company’s merger & acquisition strategy in the Australian independent dealer group market to add significant revenue growth, FUA, FUM, and other economies of scale.

●	Ability to upgrade AFSL license to FX/CFDs brokerage license under Australia Securities and Investments Commission (ASIC) by meeting net tangible assets and other terms and conditions.

“We are pleased to achieve this transformative milestone for the Company, its employees, shareholders, and the clients we serve,” said Mitchell M. Eaglstein, Co-Founder and CEO, FDCTech. He further added, “Our new GFNL colleagues should be commended for their efforts, along with those of our team, to achieve this turning point for the Company. As a result, the new direction will create a fintech driven well-diversified financial services powerhouse with the focus on high growth financial categories, with a global footprint, and access to US capital markets.”

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

About Genesis Financial, Inc.

Genesis is a diversified financial services company focusing on fintech-powered Wealth Management business mainly through two Australian regulated entities in the wealth management, credit license, and tax and accounting advisory services.

FDCTech, Inc.

FDCTech, Inc. (“FDC”), formerly known as Forex Development Corporation, is a US-based, fully integrated financial technology company. FDC develops and delivers a full suite of technology infrastructure solutions to FX, Crypto, Wealth Management, and other future-proof financial sectors.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Drive, Suite 300,

Irvine, CA, 92618